[Execution Copy]

RECEIVABLES PURCHASE AND SALE AGREEMENT

This RECEIVABLES PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of January 25, 2018, is entered into by and among VOLT MANAGEMENT CORP., a Delaware corporation (“VM”), P/S PARTNER SOLUTIONS, LTD., a Delaware corporation (“P/S”), VOLT INFORMATION SCIENCES, INC., a New York corporation (“Volt”), and VOLT FUNDING II, LLC, a Delaware limited liability company (the “Buyer”).  VM and P/S each sometimes is referred to in this Agreement as an “Originator”.

BACKGROUND

1.          The Buyer is a newly formed, special purpose limited liability company wholly owned directly by Volt (its sole member).

2.          The Originators are pre-existing operating companies indirectly wholly owned by Volt that generate Receivables in the ordinary course of their businesses.

3.          To finance its respective operations, each Originator wishes to sell Receivables it originates (and the Related Rights) to the Buyer, and the Buyer is willing to purchase such Receivables (and the Related Rights) from each such Originator, on the terms and subject to the conditions set forth herein.

4.          The Originators and the Buyer intend each such transaction to be a true sale of such Receivables (and Related Rights) by each Originator to the Buyer, with each such transaction thereby providing the Buyer with the full benefits of ownership of the Receivables so conveyed.  The Originators and the Buyer do not intend any such transaction to be characterized as a secured loan from the Buyer to any Originator (collateralized by the Receivables (and Related Rights)).

5.          The Buyer intends to pledge all of the Receivables (and the Related Rights) to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) to the Buyer under this Agreement to the Agent pursuant to the RLSA, and in the RLSA the Buyer is engaging Volt to act as the servicer thereunder.

6.          The parties hereto are entering into this Agreement in furtherance of the foregoing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1          RLSA Definition.

(a)          As used in this Agreement, “RLSA” means that certain Receivables Loan and Security Agreement, dated as of the date hereof, among the Buyer (as Borrower), Volt (as Servicer), the Persons from time to time party thereto as Lenders and LC Participants, Autobahn Funding Company LLC (as Initial LC Issuer), DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, New York Branch (“DZ Bank”) (as Final LC Issuer), and DZ Bank (as Agent).

(b)          References in this Agreement to the RLSA include such agreement as amended, restated, supplemented or otherwise modified from time to time.

(c)          Unless otherwise indicated in this Agreement, capitalized terms used and not otherwise defined in this Agreement are used as defined in the RLSA.

(d)          The Buyer hereby covenants and agrees not to consent to any RLSA amendment, restatement, supplement or other modification that may impact an Originator, directly or indirectly, without the consent of such Originator.

SECTION 1.2          Other Definitions and Construction.

(a)          All accounting terms not specially defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC of the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.  All hourly references herein shall refer to New York City time.

(b)           “Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.

(c)          “Purchase and Sale Termination Date” means the earlier to occur of: (a) the date the Purchase Facility is terminated pursuant to Section 9.2(a); and (b) the date of the final payment to the Buyer under RLSA Section 6.07.

(d)          For purposes of this Agreement (and unless the context otherwise requires): (i) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to any Article, Section, Subsection, Schedule or Exhibit are references to those of this Agreement; (iii) the term “including” means “including without limitation” (whether or not so stated in the particular instance); (iv) the Article, Section and other headings in this Agreement are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (v) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (vi) terms in one gender include the parallel terms in the neuter and opposite gender; (vii) the term “or” is not exclusive; and (viii) references to any asset or to any property, and like references, mean all applicable property (whether personalty or realty or mixed, and whether tangible or intangible).

(e)          For purposes of this Agreement, a “Material Adverse Effect” means a material adverse effect (as to any referenced Person) on any of the following: (i) the condition (financial or otherwise), business, operations, results of operations, or properties of such referenced Person or the ability of such referenced Person to carry out its obligations under this Agreement (and any other Basic Document to which such referenced Person is a party); (ii) the validity, or enforceability by or against such referenced Person, of this Agreement or any other Basic Document; (iii) the validity, enforceability, collectability or value of any material portion of the then-outstanding Receivables owned or sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such referenced Person pursuant to this Agreement prior to the Purchase and Sale Termination Date; (iv) the status, perfection, enforceability or priority of the Agent’s security interest in the Receivables owned or sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such referenced Person pursuant to this Agreement prior to the Purchase and Sale Termination Date; or (v) the rights and remedies of any Affected Party under the Basic Documents related to, or associated with its respective interest in, the Receivables owned or sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such referenced Person pursuant to this Agreement prior to the Purchase and Sale Termination Date.

ARTICLE II
AGREEMENT TO PURCHASE AND SELL

SECTION 2.1          Agreement to Purchase and Sell.

(a)          On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date, all of such Originator’s right, title and interest in, to and under:

(i)          each Receivable of such Originator that existed and was owing to such Originator at the opening of such Originator’s business on the Closing Date, including any such Receivable repurchased by that Originator on the Closing Date from Volt Funding Corp., a Delaware corporation (“Old Volt Funding”);

(ii)          each Receivable generated by such Originator from and including the Closing Date to but excluding the Purchase and Sale Termination Date;

(iii)          all of such Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(iv)          all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(v)          solely to the extent applicable to such Receivable, all of such Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contracts) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(vi)          all books and records of such Originator to the extent related to any of the foregoing; and

(vii)          all Collections and other proceeds of any of the foregoing, including all funds which are (x) received by such Originator, the Buyer, the Servicer or any Sub-Servicer from or on behalf of the Obligors in payment of any amounts owed (including invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables, or (y) applied to such amounts owed by the Obligors (including any insurance payments that such Originator, the Buyer, the Servicer or any Sub-Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).

(b)          In addition, on the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Originator, on the Closing Date (such Originator having acquired the same from Old Volt Funding on the Closing Date), all of such Originator’s right, title and interest in, to and under any and all funds (whether available or unavailable) then held on deposit in the Lockbox Account (which bank account is being assigned from Old Volt Funding to the Buyer on the Closing Date).  Such funds are referred to as the “Closing Date Conveyed Funds”.

(c)          All purchases hereunder shall be made without recourse, but shall be made pursuant to (and in reliance upon) the representations, warranties and covenants of the Originators set forth in (or deemed made under) this Agreement.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed.  The property, proceeds and rights described in clauses (iii) through (vii) of subsection (a) are referred to in this Agreement as the “Related Rights”.  The agreement under subsection (a) for the purchase and sale of the referenced Receivables and Related Rights is referred to in this Agreement as the “Purchase Facility.”

(d)          On or prior to each Payment Date, each applicable Originator shall deliver to the Servicer (on behalf of the Buyer and any assignee thereof) each document and other agreement then in effect relating to the ownership, purchase, servicing or processing of, and any other instruments and chattel paper (as each term is defined in the UCC) representing or evidencing, any of the Receivables (and the Related Rights) being sold to the Buyer in accordance with Section 2.2 on such Payment Date.

If any such document, agreement, instrument or chattel paper shall come into effect subsequent to such Payment Date, such Originator shall deliver the same to the Servicer (on behalf of the Buyer and any assignee thereof) as promptly as practicable thereafter.

SECTION 2.2          Timing of Purchases.

(a)          Closing Date Purchases.  Effective on the Closing Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases from such Originator, such Originator’s entire right, title and interest in, to and under: (i) each Receivable described in clause (i) of Section 2.1(a); (ii) all Related Rights with respect thereto; and (iii) the Closing Date Conveyed Funds.

(b)          Subsequent Purchases.  After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, hereby sold by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 2.3          Consideration for Purchases.

On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators in accordance with Article IV.

SECTION 2.4          Transfer of Records.

(a)          Each sale or other conveyance (or purported sale or other conveyance) of Receivables hereunder shall include the transfer to the Servicer on behalf of the Buyer and any assignee thereof of all of the applicable Originator’s right, title and interest in and to the records relating to such Receivables (and the Related Rights).

(b)          The applicable Originator shall take such actions reasonably requested from time to time by the Buyer or the Servicer that may be necessary or appropriate to ensure that the Servicer (on behalf of the Buyer and any assignee thereof) has an enforceable ownership interest in such Originator’s records relating to the Receivables (and the Related Rights) sold or otherwise conveyed (or purported to be sold or otherwise conveyed) to it hereunder.

(c)          In recognition of the applicable Originator’s need to have access to the records transferred to the Servicer on behalf of the Buyer and any assignee thereof hereunder, the Servicer hereby grants to such Originator an irrevocable license to access such records in connection with any activity arising in the ordinary course of such Originator’s business, provided that (i) such Originator shall not disrupt or otherwise materially interfere with the Servicer’s use of and access to such records during such license period and (ii) such Originator consents to the assignment and delivery of the records (including any information contained therein relating to such Originator or its operations) to the Buyer and any assignee or transferee thereof provided they agree to hold such records confidential.

SECTION 2.5          Intention of the Parties.

(a)          It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer pursuant to this Agreement of Receivables, and all Related Rights, be construed as a valid and perfected sale and absolute assignment (without recourse, except as provided herein) of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) to the Buyer be prior to the rights of and enforceable against all other Persons (including lien creditors, secured lenders and purchasers) now or at any time hereafter claiming through such Originator.

(b)          If, contrary to the mutual intent of the parties as expressed in subsection (a), any conveyance of Receivables, and all Related Rights, is not construed to be a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights, then in that event it is the intent of such Originator and the Buyer that: (i) this Agreement also shall be deemed to be, and hereby is, a security agreement (within the meaning of the UCC); and (ii) such Originator shall be deemed to have granted as of the date of this Agreement, and such Originator hereby grants, to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in, to and under: (A) the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all amounts received with respect thereto, (C) any and all proceeds of the foregoing, and (D) all books and records of such Originator to the extent related to any of the foregoing.

(c)          The express intent of each Originator and the Buyer as described in subsection (a) with respect to the Receivables and Related Rights shall apply with equal effect with respect to the conveyance of the Closing Date Conveyed Funds.  If, contrary to such mutual intent of the parties, the conveyance of the Closing Date Conveyed Funds is not construed to be a valid and perfected sale and absolute assignment of such funds, and a conveyance of such funds, then in that event it is the intent of such Originator and the Buyer that: (i) this Agreement also shall be deemed to be, and hereby is, a security agreement (within the meaning of the UCC); and (ii) such Originator shall be deemed to have granted as of the date of this Agreement, and such Originator hereby grants, to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in, to and under the Closing Date Conveyed Funds (and any and all proceeds thereof).

ARTICLE III
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 3.1          Purchase Report.

On the Closing Date (or within one Business Day thereafter), and on each Report Date, the Servicer shall deliver a report (each such report being herein called a “Purchase Report”) to the Buyer, each Originator, the Agent (as the Buyer’s assignee) and the Administrator (to the extent involved in the generation of such report).

The Purchase Report: (x) shall include all information required for the Buyer and Servicer to comply with RLSA Section 5.02(a)(i); (y) shall detail, among other things: (i) Receivables purchased by the Buyer from each Originator on the Closing Date (in the case of the Purchase Report to be delivered with respect to the Closing Date); (ii) Receivables purchased by the Buyer from each Originator during the Fiscal Month immediately preceding such Report Date (in the case of each subsequent Purchase Report); and (iii) the calculations of reductions of the Purchase Price for any Receivables as provided in Section 4.5; and (z) otherwise shall be in form and substance reasonably acceptable to the parties hereto.

SECTION 3.2          Calculation of Purchase Price.

(a)          The “Purchase Price” to be paid to each Originator in accordance with the terms of Article IV for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB – [OB x FMVD]

where:

PP	=	Purchase Price for each Receivable, as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	Fair Market Value Discount, as measured on the relevant Payment Date.

As used herein, “Fair Market Value Discount” means an amount equal to the quotient (expressed as a percentage) of: (a) one; divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Fiscal Month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

(b)          The purchase price to be paid by the Buyer for the Closing Date Conveyed Funds conveyed by an Originator shall be equal to the total dollar amount thereof.  Such Originator shall promptly reimburse the Buyer in the event any Closing Date Conveyed Funds that were conveyed subject to collection shall fail to be collected.

ARTICLE IV
PAYMENT OF PURCHASE PRICE

SECTION 4.1          Initial Purchase Price Payment.

(a)          On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date in accordance with Section 2.2(a)(i) and (ii): (i) to the extent the Buyer has cash available therefor (and such payment is not prohibited by the RLSA), in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report); and (ii) the remainder by issuing a subordinated promissory note (in the form of Exhibit A) to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof, an “RPSA Subordinated Note”) with an initial principal amount equal to that remainder.

(b)          On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the purchase price for the purchase of Closing Date Conveyed Funds to be made from such Originator on the Closing Date in accordance with Section 2.2(a)(iii) by addition to the principal amount then to be outstanding under such Originator’s RPSA Subordinated Note.

(c)          If precise information is not available on the Closing Date, the payments under this Section 4.1 may be made on a provisional basis, subject to reconciliation and true-up on the immediately following Business Day.

SECTION 4.2          Subsequent Purchase Price Payments.

(a)          On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Originator the Purchase Price for the Receivables and the Related Rights generated by such Originator since the immediately preceding Payment Date and sold to the Buyer in accordance with Section 2.2(b), as follows (subject to Section 4.4(d), if applicable):

(i)          by the issuance of such Letters of Credit as such Originator has requested in accordance with Section 4.4, with such Purchase Price deemed to paid in the aggregate stated amount of such Letters of Credit then being issued;

(ii)          in cash (subject to subsection (b) below), to the extent the Buyer has cash available therefor (and such payment is not prohibited under the RLSA); and

(iii)          to the extent any portion of the Purchase Price remains unpaid after giving effect to the transactions contemplated by clauses (i) and (ii) above, by an automatic increase in the principal amount outstanding under such Originator’s RPSA Subordinated Note by an amount equal to such unpaid portion.

(b)          An Originator, seeking to increase the principal balance outstanding under such Originator’s RPSA Subordinated Note in order to facilitate the issuance of one or more Letters of Credit that such Originator anticipates it will be requesting, may elect to receive payments of specified portions of the Purchase Price owing to it by an increase in the principal balance of such RPSA Subordinated Note under subsection (a)(iii) above notwithstanding that all or part of that specified portion otherwise would be payable in cash under subsection (a)(ii) above.

(c)          If, on any Payment Date, amounts are owed to more than one Originator, then, subject to subsection (b) above, the Buyer shall make any such cash payments among the Originators in such a way as to minimize, to the greatest extent practicable, the respective principal amounts outstanding under the RPSA Subordinated Notes.

(d)          If precise information is not available on a Payment Date, the payment under subsection (a) may be made on a provisional basis, subject to reconciliation and true-up on the next succeeding Business Day.

SECTION 4.3          Payments Deemed Made.

(a)          The issuance of an RPSA Subordinated Note to an Originator, and any subsequent increase in the principal amount outstanding thereunder, shall constitute an advance from the Originator to the Buyer to finance the concurrent payment of a corresponding amount of Purchase Price with the proceeds of such advance.

(b)          For the avoidance of doubt, no portion of the Purchase Price payable to an Originator shall be deemed to remain unpaid for purposes of this Article IV to the extent that a Letter of Credit has been issued and pursuant to Section 4.4 applied as a credit against the Purchase Price owed to such Originator.

(c)          All amounts paid by the Buyer to any Originator and to be applied toward the RPSA Subordinated Notes shall be allocated first to the payment of accrued and unpaid interest on the RPSA Subordinated Note of such Originator and second to the repayment of the principal outstanding on the RPSA Subordinated Note of such Originator to the extent of such outstanding principal thereof as of the date of such payment, before such amounts may be allocated for any other purpose.  The Servicer shall make all appropriate recordkeeping entries with respect to each of the RPSA Subordinated Notes to reflect the foregoing payments and payments, increases and reductions made pursuant to this Agreement, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each RPSA Subordinated Note at any time.  Each Originator hereby irrevocably authorizes the Servicer to mark the RPSA Subordinated Note of such respective Originator “CANCELED” and to return such RPSA Subordinated Notes to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

SECTION 4.4          Letters of Credit

(a)          (i)          An Originator may request that all or part of the Purchase Price to be paid by the Buyer to such Originator on a Payment Date instead be paid by the Buyer procuring the issuance of one or more Letters of Credit by the Final LC Issuer.

Upon such request, and subject to the terms and conditions for issuing Letters of Credit under the RLSA, the Buyer agrees to cause the Final LC Issuer to issue, on the Payment Date specified by such Originator (or as promptly as practicable thereafter), one or more Letters of Credit for use by such Originator for purposes unrelated to the Purchase Facility.  If requested by such Originator, the Buyer shall use reasonable efforts to permit such Originator (or Volt or such other Affiliate as such Originator may specify) to prepare and submit the application for such Letter of Credit and to be identified in such Letter of Credit as the “applicant” thereof.  The identification of a referenced designee, the specified beneficiaries, and the purposes for which such Letters of Credit are to be issued, shall be subject to the consent of the Buyer in its reasonable discretion.  The aggregate stated amount of the Letters of Credit being issued on any Payment Date on behalf of such requesting Originator shall constitute a credit against the aggregate Purchase Price otherwise payable by the Buyer to such Originator on such Payment Date.

(ii)          To the extent that the aggregate stated amount of the Letters of Credit being issued under clause (i) above to such Originator on any Payment Date exceeds the aggregate Purchase Price payable by the Buyer to such Originator on such Payment Date, such excess (up to but not exceeding the principal amount, plus accrued but unpaid interest, then outstanding under such Originator’s RPSA Subordinated Note) shall be deemed to be a reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) such RPSA Subordinated Note.

(iii)          In the event that (A) any such Letter of Credit issued pursuant to this Section 4.4 shall expire or be cancelled or otherwise terminated with all or any portion of its stated amount undrawn, or shall have its stated amount decreased (for a reason other than a drawing having been made thereunder), or (B) the Buyer’s reimbursement obligation to the LC Issuer in respect of any Letter of Credit issued pursuant to this Section 4.4 is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then in either such case an amount equal to such undrawn amount or such reduction, as the case may be, shall be paid by the Buyer in cash to such Originator on the next Payment Date; provided, however, that if and to the extent the Buyer does not then have cash available therefor, or such payment is prohibited under the RLSA, then that amount shall be deemed to be added to the outstanding principal balance of the RPSA Subordinated Note payable to such Originator.

(iv)          In the event that any issued Letter of Credit reflects the Buyer (rather than an Originator or Volt or such other Affiliate as the requesting Originator may specify) as the applicant thereof, the Originator requesting such Letter of Credit shall be required to inform the beneficiary to whom such Letter of Credit is issued of the circumstances of such issuance and that such beneficiary has no direct or indirect recourse to the Buyer or its property with regard to the obligations for which such Letter of Credit may be serving as credit support.

(v)          For the avoidance of doubt, under no circumstances shall any Originator (or Volt or any other Affiliate referenced as applicant on a Letter of Credit as provided in subclause (i) above) have any reimbursement, indemnification or other obligation to the Buyer or under the RLSA in respect of any Letter of Credit issued under this Section 4.4.

(b)          In connection with an Originator’s request for a Letter of Credit under this Section 4.4, such Originator shall provide to the Servicer on a timely basis such information as may be necessary for the Buyer to obtain such Letter of Credit under the RLSA.

(c)          Subject to clause (v) of subsection (a) above, the Originator requesting a Letter of Credit under this Section 4.4 shall be bound by the terms of the applicable Letter of Credit application required in connection with the issuance of such Letter of Credit.

(d)          The Buyer shall not be obligated to honor a joint request of more than one Originator for the issuance of a single Letter of Credit unless the Agent and the LC Issuer shall have consented thereto.  Such consent may be conditioned upon such additional terms and conditions as they reasonably may require, including that such Letter of Credit first be applied (on a pro rata or other basis) as payment of any Purchase Price payable to such Originators on such respective Payment Date and that any remainder be allocated to reduction of the respective RPSA Subordinated Notes of such Originators pro rata (based on the then-outstanding respective principal balances thereof).

SECTION 4.5          Settlement as to Specific Receivables and Dilution.

(a)          If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in subsections (p), (t) or (x) of Section 6.1 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit-related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in any of those subsections is no longer true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in subsection (c) below.  If the Buyer thereafter receives payment on account of Collections due with respect to such Receivable, then the amount of such payment (not exceeding the amount of the Purchase Price adjustment made under the preceding sentence) shall constitute a Purchase Price adjustment for the benefit of such Originator and shall be paid by the Buyer in the manner provided in Section 4.2(a) as though applicable thereto.

(b)          If, on any day, the Outstanding Balance of any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by an Originator hereunder is either (i) reduced or canceled as a result of (A) any defective, rejected or returned goods or services, any cash or other discount, or any failure by such Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (B) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment requested by an Originator (it being understood and agreed that the Originators have no right to effect the same with respect to any Receivable upon the sale of such Receivable hereunder) which reduces the amount payable by the Obligor on the related Receivable, (C) any rebates, warranties, allowances or charge-backs or (D) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or dispute and shall be accounted to such Originator as provided in subsection (c) below.

(c)          Any reduction in the Purchase Price of any Receivable pursuant to subsections (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however, that if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)          to the extent of any outstanding principal balance under the RPSA Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the RPSA Subordinated Note payable to such Originator and/or reduction in the Purchase Price payable on the Payment Dates immediately following the date that any Letter of Credit is issued; and

(ii)          after making any deduction and/or reduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Originator in the manner and for application as described in the following proviso;

provided, further, that at any time so required under the RLSA (and, in any event, on or after the Purchase and Sale Termination Date), the amount of any such credit shall be paid by such Originator to the Buyer in cash by deposit of immediately available funds into the Lockbox Account for application to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

ARTICLE V
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS

SECTION 5.1          Conditions Precedent to Initial Purchases.

The initial purchases hereunder on the Closing Date shall be conditioned upon the Buyer and the Agent (as the Buyer’s assignee) having received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Agent (as the Buyer’s assignee):

(a)          a copy of the resolutions of the board of directors of each Originator approving this Agreement and the other Basic Documents to be executed and delivered by such Originator and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b)          good standing certificates for each Originator issued as of a recent date by the Secretary of State of the jurisdiction of such Originator’s organization and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer;

(c)          a certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Originator’s behalf to sign this Agreement and the other Basic Documents to be executed and delivered by such Originator (on which certificate the Servicer, the Buyer and the Agent (as the Buyer’s assignee) may conclusively rely until such time as the Servicer, the Buyer and the Agent (as the Buyer’s assignee) shall receive from such Originator a revised certificate meeting the requirements of this clause (c));

(d)          the certificate of incorporation of each Originator (as amended to date), duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the bylaws of such Originator as amended to date), each duly certified by the Secretary or Assistant Secretary of such Originator;

(e)          proper financing statements (Form UCC1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor (and the Agent, for the benefit of the Lenders, as secured party/assignee) of the Receivables generated by such Originator as may be necessary or, in the Buyer’s or the Agent’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to the Buyer hereunder;

(f)          a written report of the result of UCC and such other searches conducted against such Persons, in such names, and in such jurisdictions as the Buyer or the Agent (as the Buyer’s assignee) reasonably may require;

(g)          favorable opinions of counsel to the Originators, in form and substance reasonably satisfactory to the Buyer and the Agent (as the Buyer’s assignee);

(h)          a copy of the RPSA Subordinated Note in favor of each Originator, duly executed by the Buyer; and

(i)          evidence (A) of the execution and delivery by each of the parties thereto of each of the other Basic Documents to be executed and delivered by it in connection herewith and (B) that each of the conditions precedent to the execution, delivery and effectiveness of such other Basic Documents has been satisfied to the Buyer’s and the Agent’s (as the Buyer’s assignee) satisfaction.

SECTION 5.2          Certification as to Representations and Warranties.

(a)          Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article VI, as from time to time amended in accordance with the terms hereof, and each of the representations and warranties set forth in the RLSA concerning such Originator or the Receivables sold by such Originator under this Agreement, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made)

on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

(b)          The representations referenced in the immediately preceding paragraph shall be continuing, and shall remain in full force and effect until the date of the final payment to the Buyer under RLSA Section 6.07.

SECTION 5.3          Additional Originators.

Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer and the Agent (as the Buyer’s assignee), which consents may be granted or withheld in their sole discretion); provided, that the following conditions are satisfied or waived in writing by the Agent (as the Buyer’s assignee) on or before the date of such addition:

(a)          the Servicer shall have given the Buyer and the Agent (as the Buyer’s assignee) prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed addition as the Buyer or the Agent (as the Buyer’s assignee) may require;

(b)          such proposed additional Originator shall have executed and delivered to the Buyer and the Agent (as the Buyer’s assignee) a joinder agreement in such form as the Buyer and the Agent (as the Buyer’s assignee) reasonably may require;

(c)          such proposed additional Originator shall have delivered to the Buyer and the Agent (as the Buyer’s assignee) each of the documents with respect to such Originator described in Section 5.1, in each case in form and substance satisfactory to the Buyer and the Agent (as the Buyer’s assignee); and

(d)          no Event of Default, Potential Event of Default or Amortization Event shall have occurred and be continuing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

SECTION 6.1          Representations and Warranties.

In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, as described in Section 5.2, each Originator hereby represents and warrants with respect to itself that each representation and warranty contained in the RLSA concerning such Originator or the Receivables sold by such Originator hereunder is true and correct, and hereby makes the further representations and warranties set forth in this Article VI:

(a)          Organization and Good Standing.  Such Originator is duly organized, validly existing and in good standing under the laws of its state of organization, and has full power and authority under its organizational documents and under applicable law to own its property and to conduct its business as such property is currently owned and such business is currently conducted.

(b)          Due Qualification.  Such Originator is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer.

(c)          Power and Authority; Due Authorization.  Such Originator has all necessary power and authority to (A) execute and deliver this Agreement and the other Basic Documents to which it is a party, (B) perform its obligations under this Agreement and the other Basic Documents to which it is a party and (C) convey an absolute true sale of (and an alternate grant of a security interest in) the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided.  Such Originator has duly authorized by all necessary action such conveyance or grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Basic Documents to which such Originator is a party.

(d)          Binding Obligations.  This Agreement and each of the other Basic Documents to which such Originator is a party constitute legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)          No Conflict or Violation.  The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Basic Documents to which such Originator is a party, and the fulfillment of the terms hereof and thereof, will not: (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under the organizational documents of such Originator or any indenture, agreement, mortgage, deed of trust, or other instrument to which such Originator is a party or by which such Originator or any of its property is bound (including the Contracts related to the Receivables originated by such Originator and to be sold or otherwise conveyed (or purposed to be sold or otherwise conveyed) by such Originator hereunder); (ii) result in the creation or imposition of any Adverse Claim upon any of the Receivables or the Related Rights pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument (other than this Agreement and the other Basic Documents); or (iii) conflict with or violate any applicable law.

(f)          Litigation and Other Proceedings.  (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of such Originator, threatened, against such Originator before any Governmental Authority and (ii) such Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii): (A) asserts the invalidity of this Agreement or any other Basic Document; (B) seeks to prevent the sale of any Receivable or Related Right by such Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivables or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Basic Document; (C) seeks any determination or ruling that could materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Basic Document; or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer.

(g)          No Consents.  Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer, all consents of any other party (including of any Obligor with respect to any Receivable to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder), and all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority, that are required to be obtained by such Originator in connection with the sale of the Receivables and Related Rights to the Buyer hereunder or the due execution, delivery and performance by such Originator of this Agreement or any other Basic Document to which it is a party and the consummation by such Originator of the transactions contemplated by this Agreement and the other Basic Documents to which it is a party have been obtained or made and are in full force and effect.

(h)          Margin Regulations.  Neither such Originator nor any of its Affiliates is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). No proceeds of any sale or other conveyance (or purported sale or other conveyance) of Receivables hereunder will be used by such Originator, directly or indirectly, to purchase or carry any margin stock (other than repurchases by Volt from time to time of its outstanding common stock).

(i)          Taxes.  Such Originator has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except where the failure to file or pay could not reasonably be expected to result in a Material Adverse Effect with respect to such Originator or the Buyer.

(j)          Solvency.  Such Originator is solvent and will not be rendered insolvent by the transactions contemplated by this Agreement and the other Basic Documents, and, after giving effect to such transactions:

(i) such Originator will not be engaged in any business or transaction, and not be about to engage in any business or transaction, with an unreasonably small amount of capital with which to engage in such business or transaction; (ii) such Originator will not have intended to incur, or be incurring, debts or liabilities beyond its ability to pay such debts and liabilities as they mature; (iii) the fair market value of the property of such Originator will not be less than the total amount required to pay the probable liabilities of such Originator on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; and (iv) such Originator will be able to realize upon its property and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business. Such Originator does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Originator or any of its property.

(k)          Names and Location.  Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date (five calendar years prior to the date of its joinder agreement, in the case of any Additional Originator as defined therein), other than its name set forth on the signature pages hereto (or on the signature page to its joinder agreement, in the case of any such Additional Originator).  Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the Closing Date (five calendar years prior to the date of its joinder agreement, in the case of any Additional Originator as defined therein), has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction.  Such Originator keeps its records concerning the Receivables only at the address(es) set forth in Schedule II, as such address(es) may be updated from time to time upon prior written notice to the Buyer and the Agent (as the Buyer’s assignee).

(l)          Investment Company Act.  Such Originator (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and (ii) is not a “covered fund” under Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(m)          No Material Adverse Effect.  Since October 30, 2016, there has been no Material Adverse Effect with respect to such Originator.

(n)          Accuracy of Information.  All certificates, reports, Purchase Reports, statements, documents and other information furnished to the Buyer, the Agent (as the Buyer’s assignee) or any other Affected Party by or on behalf of such Originator pursuant to any provision of this Agreement or any other Basic Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Basic Document, are complete and correct in all material respects on the date the same are furnished to the Buyer, Agent (as the Buyer’s assignee) or other such Affected Party and, taken as a whole, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(o)          Anti-Money Laundering/International Trade Law Compliance.  To such Originator’s knowledge, no Obligor was an individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any anti-terrorism law (“Sanctioned Person”) at the time of the origination of any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator pursuant to this Agreement prior to the Purchase and Sale Termination Date owing by such Obligor.  Such Originator, either in its own right or through any third party, (i) does not have any of its property in any country subject to a sanctions program maintained under any anti-terrorism law (each a “Sanctioned Country”) or in the possession, custody or control of a Sanctioned Person in violation of any anti-terrorism law; (ii) does no business in or with, and does not derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any anti-terrorism law; or (iii) does not engage in any dealings or transactions prohibited by any anti-terrorism law.

(p)          Perfection Representations.

(i)          This Agreement creates a valid and continuing ownership interest or security interest (as defined in the applicable UCC which, for avoidance of doubt, includes both (1) an interest in personal property which secures payment or performance of an obligation and (2) an ownership interest of a buyer of an account or payment intangible) in the Originator’s right, title and interest in, to and under the Receivables and Related Rights originated by such Originator and to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder, which ownership interest or security interest, upon the creation of each new Receivable sold or otherwise conveyed or purported to be sold or otherwise conveyed hereunder, and on the Closing Date (in the case of all then-existing Receivables) (A) has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims of such Originator or Persons claiming through such Originator.

(ii)          The Receivables originated by such Originator and to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder constitute “accounts” within the meaning of Article 9 of the UCC.

(iii)          At the time of such Originator’s sale or other conveyance (or purported sale or other conveyance) hereunder of any Receivable (and Related Rights), such Originator owns and has good and marketable title to such Receivables (and Related Rights), free and clear of any Adverse Claim (other than Permitted Liens).

(iv)          All appropriate financing statements (including any applicable amendments and continuations) have been filed in each filing office in the appropriate jurisdictions necessary under applicable law in order to perfect (and continue the perfection of) the sale or other conveyance to the Buyer of (and to protect the Buyer’s ownership interest in) the Receivables and Related Rights to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder against all creditors of and purchasers from such Originator, and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

(v)          Other than the ownership interest or security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables originated by such Originator or Related Rights to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder except: (A) as permitted by this Agreement and the other Basic Documents; and (B) any such prior conveyances having no continuing effect and as to which any lien or security interest in the conveyed Receivables and Related Rights, other than any such lien or security interest in favor of the Buyer (or the Agent, as the Buyer’s assignee), has been released.  Such Originator has not authorized the filing of, and is not aware of, any financing statements filed against such Originator that include a description of collateral covering the Receivables originated by such Originator and Related Rights to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder, other than any financing statement (X) in favor of the Buyer (or the Agent, as the Buyer’s assignee), or (Y) that has been terminated or amended (or is being concurrently terminated or amended) to reflect the release of any security interest in such Receivables and Related Rights.  Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against such Originator.

(vi)          The representations contained in this Section 6.1(p) shall be continuing, and shall remain in full force and effect until the date of the final payment to the Buyer under RLSA Section 6.07.

(q)          Ordinary Course of Business.  If (but only to the extent that) the sale of any property described herein is not characterized by a court or other Governmental Authority as a true sale, then each remittance of Collections by such Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.

(r)          Compliance with Law.  Such Originator has complied with all applicable laws to which it may be subject, except to the extent that any failure to so comply could not reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer.

(s)          Bulk Sales Act.  No transaction contemplated by this Agreement requires compliance by such Originator with any bulk sales act or similar law.

(t)          Eligible Receivables.  Each Receivable to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder, other than any Receivable designated as not being an Eligible Receivable by the applicable Originator (or by the Servicer on behalf of such Originator), is an Eligible Receivable on the date of such sale or other conveyance.

(u)          Opinions.  The facts regarding such Originator, the Receivables to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the other Basic Documents are true and correct in all material respects.

(v)          Other Basic Documents.  Each representation and warranty in the RLSA made by or with respect to such Originator or the Receivables to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder, or made by such Originator in any other Basic Document to which such Originator is a party, is true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of the date when made or deemed made.

(w)          Servicing Programs.  No license or approval is required for the use by the Buyer, the Agent (as the Buyer’s assignee), the Servicer or any Sub-Servicer of any software or other computer program used by such Originator or any prior servicer or subservicer in the servicing of the Receivables to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder, other than: (A) those which have been obtained and are in full force and effect; and (B) those the failure of which to obtain would not reasonably be expected to have (1) a Servicer Event of Default or a Potential Servicer Event of Default, or (2) a Material Adverse Effect with respect to such Originator or the Buyer.

(x)          Valid Sale.  Immediately preceding its sale or other conveyance (or purported sale or other conveyance) of each Receivable (and the Related Rights) hereunder, such Originator was the owner of such Receivable and Related Rights free and clear of any Adverse Claims (other than Permitted Liens), and each sale or other conveyance (or purported sale or other conveyance) of Receivables (and the Related Rights) made by such Originator pursuant to this Agreement shall constitute a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under such Receivables and Related Rights to the Buyer, free and clear of any Adverse Claims (other than Permitted Liens), enforceable against creditors of, and purchasers from, such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.  In any bankruptcy proceeding of such Originator, the Receivables (and the Related Rights) to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder would not constitute property of the bankruptcy estate of such Originator.

(y)          Financial Condition.  The financial statements of Volt and its consolidated subsidiaries furnished from time to time under the RLSA present fairly in all material respects the consolidated financial position of such Originator (as contained therein) as at and for the period ended on respective date therein referenced, all in accordance with GAAP, subject, in the case of interim financial statements, to (i) adjustments of the type which would occur as a result of a year-end audit and (ii) the absence of notes.

(z)          Reliance on Separate Legal Identity.  Such Originator acknowledges that the Agent and each of the Lenders are entering into the Basic Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

(aa)          Credit and Collection Policies and Procedures.  Such Originator has complied in all material respects with the Credit and Collection Policies and Procedures with regard to each Receivable (and related Contract) to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder.

(bb)          Adverse Change in Receivables.  At the time of any sale or other conveyance hereunder of Receivables originated by such Originator, and except as otherwise then or theretofore disclosed to the Buyer or the Servicer, there has been no material adverse change in either the collectability or the payment history of such Receivables.

(cc)          No Fraudulent Conveyance.  No sale or other conveyance of Receivables (and the Related Rights) made by such Originator pursuant to this Agreement constitutes a fraudulent transfer or fraudulent conveyance under any applicable law or is otherwise void or voidable under any applicable law (or otherwise) for any other reason.

(dd)          Nature of Receivables.  All Receivables sold or purportedly sold by such Originator hereunder: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all or a portion of the purchase price for merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act of 1940, as amended.

(ee)          Intent of Originator.  Such Originator has not sold or otherwise conveyed (or purported to sell or otherwise convey) any interest in any Receivable (or the Related Rights) to the Buyer with any intent to hinder, delay or defraud any of such Originator’s creditors or any other person.

SECTION 6.2          Reaffirmation of Representations and Warranties by each Originator.

Each Originator shall be deemed to have made the certifications referenced in Section 5.2 at the times, and subject to the terms and conditions, specified in that section.

ARTICLE VII
COVENANTS OF THE ORIGINATORS

SECTION 7.1          Covenants.

Each Originator will, unless the Buyer or the Agent (as the Buyer’s assignee) shall otherwise consent in writing, perform the following covenants:

(a)          Existence.  Such Originator shall remain duly organized and validly existing in good standing under the laws of its state of organization, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification shall be necessary to protect the validity and enforceability of this Agreement, the other Basic Documents to which such Originator is a party, and the Receivables (and Related Rights) to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder.

(b)          Financial Reporting.  Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Servicer such information as the Servicer may from time to time reasonably request relating to such system.

(c)          Notices.  Such Originator will notify the Servicer in writing of any of the following events promptly upon a Senior Officer of such Originator learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by such Originator with respect thereto:

(i)          Termination Event or Potential Termination Event.  Notice of the occurrence of any Termination Event or Potential Termination Event that has occurred and is continuing.

(ii)          Representations and Warranties.  The failure of any representation or warranty made or deemed to be made by such Originator under this Agreement or any other Basic Document to be true and correct in any material respect when made or deemed made.

(iii)          Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding against or involving such Originator that could reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer.

(iv)          Adverse Claim.  (A) Any Person claiming through such Originator shall obtain an Adverse Claim upon any Receivables (or Related Rights) sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder, or (B) any Obligor shall receive any change in payment instructions (from a Person other than the Servicer or the Agent) with respect to any Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder.

(v)          Name Changes, Etc.  At least thirty (30) days’ prior notice (or such shorter period of time as may be agreed by the Agent in its sole discretion) before any change described in Section 7.1(l).

(vi)          Change in Accountants or Accounting Policy.  Any change in (i) the external accountants of such Originator or (ii) any material accounting policy of such Originator that is relevant to the transactions contemplated by this Agreement or any other Basic Document (it being understood that any change to the manner in which such Originator accounts for the Receivables shall be deemed “material” for such purpose).

(vii)          Material Adverse Change.  Any material adverse change in the business, operations, property or financial or other condition of such Originator, whether or not the same otherwise would constitute a Material Adverse Effect with respect to such Originator or the Buyer.

(d)          Conduct of Business.  Such Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is currently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer.

(e)          Compliance with Laws.  Such Originator will comply with all applicable laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect with respect to such Originator or the Buyer.

(f)          Furnishing of Information and Inspection of Receivables.  Such Originator will cooperate with the Buyer and the Servicer in furnishing the information, and permitting the inspections, required under the RLSA.

(g)          Payments on Receivables, Lockbox Accounts.  Such Originator (or the Servicer or a Sub-Servicer on its behalf) will, at all times, instruct all Obligors to deliver payments on the Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder to the Check Delivery Address or to the Lockbox Account (or as otherwise directed by the Servicer with the consent of the Agent (as the Buyer’s assignee)).  Such Originator (or the Servicer or a Sub-Servicer on its behalf) will maintain, at all times, such books and records as may be necessary to identify Collections received from time to time such Receivables.  If, notwithstanding the instructions given to Obligors as described above, any payments or other Collections on any Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder are received by such Originator, such Originator shall hold such payments in trust for the benefit of the Buyer and the Agent (as the Buyer’s assignee) and shall promptly (and in any event within one (1) Business Day after receipt) remit such payments to the Check Delivery Address or to the Lockbox Account.  Such Originator shall not cause (or direct that) funds other than Collections on Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder be deposited into the Lockbox Account.

(h)          Sales, Liens, Etc.  Except as otherwise provided in this Agreement or permitted under the RLSA, such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (claiming through such Originator) upon or with respect to any Receivable (or Related Rights).

(i)          Extension or Amendment of Receivables.  Except as otherwise permitted by the RLSA, such Originator will not, directly or indirectly, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder or amend, modify or waive any term or condition of any related Contract.  Such Originator shall, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder, and timely and fully comply with the Credit and Collection Policies and Procedures with regard to each such Receivable and the related Contract.

(j)          Change in Credit and Collection Policies and Procedures.  Such Originator will not make any material change in the Credit and Collection Policies and Procedures without prior written consent of the Agent (as the Buyer’s assignee), except for any such changes otherwise permitted under the RLSA.  Promptly following any change in the Credit and Collection Policies and Procedures, such Originator will deliver a copy of the updated Credit and Collection Policies and Procedures to the Buyer and the Agent (as the Buyer’s assignee), to the extent the Servicer has not already done so.

(k)          Identifying of Records.  Such Originator shall identify (or cause the Servicer to identify) its master data processing records relating to Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (and, to the extent applicable, related Contracts) with a legend that indicates that such Receivables have been sold to the Buyer in accordance with this Agreement and pledged by the Buyer to the Agent in accordance with the RLSA.

(l)          Fundamental Changes.  Such Originator shall not make any change in its name or location of organization or any other change in its identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the RLSA “seriously misleading” as such term (or similar term) is used in the applicable UCC, in each case unless the Buyer, the Servicer and the Agent each have received 30 days’ prior notice thereof (or such shorter period of time as may be agreed by the Agent in its sole discretion) and complied with such Perfection and related matters as may be required under the RLSA or as the Agent otherwise reasonably may request pursuant to Section 8.3.

(m)          Books and Records.  Such Originator shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (and related Contracts) in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of such Receivables (including records adequate to permit the daily identification of such Receivables and all Collections of and adjustments to such Receivables).

(n)          Security Interest, Etc.  Such Originator shall (and shall cause the Servicer to), at such Originator’s expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected true sale of the Receivables (and Related Rights) sold or otherwise conveyed (or purported to be sold or otherwise conveyed) hereunder by such Originator to the Buyer and a first priority perfected security interest in the Receivables (and the Related Rights) as granted by the Buyer to the Agent under the RLSA, in each case free and clear of any Adverse Claim claiming through such Originator.  The foregoing shall include the taking of such actions as may be necessary or desirable to perfect, protect or more fully evidence the aforesaid interests as the Agent (as the Buyer’s assignee) may reasonably request. Notwithstanding anything to the contrary contained in this Agreement, such Originator shall not have any authority, directly or indirectly, to file a termination, partial termination, release, partial release or other amendment to any financing statement filed in connection with the transactions contemplated by this Agreement or the RLSA, without the prior written consent of the Agent.

(o)          Further Assurances.  Such Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all such further instruments and documents, and to take all such further actions, that may be necessary or desirable, or that the Buyer or the Agent (as the Buyer’s assignee) may reasonably request, to perfect, protect or more fully evidence purchases made hereunder and/or the security interest granted pursuant to the RLSA or any other Basic Document, or to enable the Buyer or the Agent (as the Buyer’s assignee) to exercise and enforce their respective rights and remedies under this Agreement or any other Basic Document.  Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Buyer or the Agent (as the Buyer’s assignee), at such Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Agent (as the Buyer’s assignee) may reasonably request, to perfect, protect or evidence any of the foregoing.

(p)          Mergers, Acquisitions, Sales, Etc.  Such Originator shall not (i) be a party to any merger, consolidation or other restructuring that would violate any provision of the RLSA and, in any event, without having provided the Buyer, the Servicer and the Agent with 30 days’ prior notice thereof (or such shorter period of time as may be agreed by the Agent in its sole discretion) and complied with such Perfection and related matters as may be required under the RLSA or as the Agent otherwise reasonably may request pursuant to Section 8.3, or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(q)          Frequency of Billing.  Such Originator shall prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder in accordance with the Credit and Collection Policies and Procedures, but in any event no less frequently than as required under the Contracts related to such Receivables.

(r)          Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper.  Such Originator shall take reasonable steps to avoid any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder to be or become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

In the event that any such Receivable nevertheless shall be or become so evidenced, then such Originator shall promptly notify the Buyer and the Agent (as the Buyer’s assignee) and deliver such instrument or chattel paper to the Agent (with such indorsements, if any, as the Agent reasonably may require).

(s)          Insurance.  Such Originator will maintain in effect, at such Originator’s expense, such casualty and liability insurance as such Originator deems appropriate in its good faith business judgment.

(t)          RPSA Subordinated Notes, Etc.  Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement) or with respect to, the RPSA Subordinated Note issued to such Originator.

SECTION 7.2          Separateness Covenants.

Each Originator hereby acknowledges that this Agreement and the other Basic Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its other Affiliates.  Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator, and is not a division of such Originator.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a)          such Originator shall not be involved in the day to day management of the Buyer;

(b)          such Originator shall maintain separate corporate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer and, to the extent that it and the Buyer have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c)          the financial statements and books and records of such Originator shall be prepared so as to reflect, and shall reflect, the separate existence of the Buyer;

(d)          unless (but only to the extent) otherwise permitted by the RLSA, (i) such Originator shall maintain its property (including deposit accounts) separately from the property (including deposit accounts) of the Buyer and (ii) such Originator’s property, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;

(e)          such Originator shall not act as an agent for the Buyer (except in the capacity of a Sub-Servicer, to the extent (if ever) hereafter engaged in such capacity in accordance with the Basic Documents);

(f)          such Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of a Sub-Servicer, to the extent (if ever) hereafter engaged in such capacity in accordance with the Basic Documents);

(g)          such Originator shall not pay any liabilities of the Buyer out of its own funds or assets;

(h)          such Originator shall maintain an arm’s-length relationship with the Buyer;

(i)          such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;

(j)          such Originator shall not acquire obligations of the Buyer (other than the RPSA Subordinated Notes);

(k)          such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Buyer, including shared office space;

(l)          such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;

(m)          such Originator shall correct any known misunderstanding respecting its separate identity from the Buyer;

(n)          except under or as contemplated by the RLSA or this Agreement, such Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to the Buyer than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(o)          such Originator shall not pay the salaries of the Buyer’s employees (if any); and

(p)          to the extent not already covered in paragraphs (a) through (o) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in the Buyer’s operating agreement or in the RLSA, in each case to the extent applicable to such Originator.

ARTICLE VIII
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

SECTION 8.1          Rights of the Buyer.

Each Originator hereby authorizes the Buyer and the Servicer, and their respective designees or assignees under this Agreement or the RLSA (including the Agent), to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed)

by such Originator hereunder, including endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Agent shall not take any of the foregoing actions unless a Termination Event or an Event of Default has occurred and is continuing.

SECTION 8.2          Responsibilities of the Originators.

Anything herein to the contrary notwithstanding:

(a)          Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(b)          None of the Buyer, the Servicer, any Sub-Servicer (other than in its capacity as an Originator, if applicable) or the Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by the Originators hereunder, any Contracts related thereto or any other related agreements, nor shall any of them be obligated to perform any of the obligations of such Originator thereunder.

(c)          Each Originator hereby grants to the Buyer and the Agent (as the Buyer’s assignee) an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Default to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer or the Agent (whether or not from such Originator) in connection with any Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (or any Related Rights).

SECTION 8.3          Further Action Evidencing Purchases.

Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, any Sub-Servicer or the Agent (as the Buyer’s assignee) may reasonably request in order to perfect, protect or more fully evidence the Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (and Related Rights), or to enable the Buyer and the Agent (as the Buyer’s assignee) to exercise or enforce any of its rights hereunder or under any other Basic Document.

SECTION 8.4          Application of Collections.

Any payment by an Obligor in respect of any indebtedness or other monetary obligation owed by such Obligor to any Originator shall, except as otherwise specified by such Obligor or required by contract or applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Agent (as the Buyer’s assignee)) or the Agent, be applied as a Collection of any Receivable or Receivables of such Obligor sold or otherwise conveyed (or purported to be sold or otherwise conveyed)

by such Originator hereunder to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness or other monetary obligation of such Obligor.

SECTION 8.5          Performance of Obligations.

Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables to be sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Agent (as the Buyer’s assignee) of its rights hereunder shall not relieve any Originator from any such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Receivables generated by such Originator and their creation and satisfaction.

ARTICLE IX
TERMINATION EVENTS

SECTION 9.1          Termination Events.

Each of the following events or occurrences described in this Section 9.1 shall constitute a “Termination Event” (each event which with notice or the passage of time or both would become a Termination Event being referred to herein as a “Potential Termination Event”):

(a)          the Amortization Date shall have occurred;

(b)          any Originator shall fail to make when due any payment or deposit to be made by such Originator under this Agreement or any other Basic Document to which it is a party and such failure shall remain unremedied for two (2) Business Days;

(c)          any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement or in any other Basic Document to which such Originator is a party or in any other written information or report (insofar as pertaining to such Originator) by the Buyer or the Servicer to the Agent shall be untrue or incorrect in any material respect when made and, if capable of correction, shall not be corrected within thirty (30) days after any Senior Officer of such Originator has knowledge thereof or after written notice of such failure shall have been given by the Agent to the Buyer and the Servicer; provided that, if such breach is incapable of being cured, such thirty (30) day grace period shall not apply; and provided, further that if any breach described above is cured in the manner provided in Section 4.5, or by the Originator’s making of an indemnification payment under Section 10.1 on account of such breach, in each case in accordance with this Agreement (and as and to the extent permitted under the RLSA), such breach shall not constitute an Event of Default;

(d)          any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Basic Document to which it is a party on its part to be performed or observed and such continues unremedied for more than thirty (30) days after any Senior Officer of such Originator has knowledge thereof or after written notice of such failure shall have been given by the Agent to the Buyer and the Servicer; or

(e)          any Event of Bankruptcy shall occur with respect to any Originator.

SECTION 9.2          Remedies.

(a)          Optional Termination.  Upon the occurrence and during the continuation of a Termination Event, the Buyer (and not the Servicer), with the prior written consent of the Agent, shall have the option, by notice to the Originators (with a copy to the Agent and the Lenders), to declare the Purchase Facility terminated.

(b)          Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 9.2(a), the Buyer and the Agent (as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE X
INDEMNIFICATION

SECTION 10.1          Indemnities by Originators.

(a)          Without limiting any other rights that the Buyer or the Agent (as the Buyer’s assignee) may have hereunder or under applicable law, and except to the extent of matters addressed in accordance with Section 4.5, each Originator hereby agrees to indemnify the Buyer, the Agent (as the Buyer’s assignee) and each Lender (as the principals for whom the Agent is acting as agent), and each of their respective officers, directors, employees and agents (each of the foregoing Persons being individually called an “RPSA Indemnified Party”), forthwith on demand by the Borrower (in the case of the Buyer and its officers, directors, employees and agents) or the Agent (as to each other RPSA Indemnified Party), from and against any and all damages, claims, losses, judgments, liabilities, penalties and related reasonable costs and expenses (including reasonable attorneys’ fees) awarded against or incurred by any of them arising out of, relating to or in connection with:

(i)          the transfer by such Originator of any interest in any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (other than the transfer thereof hereunder);

(ii)          any representation, warranty or statement made or deemed made by such Originator (or any of its respective officers) under or in connection with this Agreement which shall have been untrue or incorrect when made or deemed made;

(iii)          the failure by such Originator to comply with the terms of any Basic Document to which such Originator is a party or with any applicable law with respect to any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder or the related Contract; or the failure of any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (or the related Contract) to conform to any such applicable law;

(iv)          the lack of an enforceable ownership interest, or a first priority perfected lien, in the Receivables (and all Related Security) sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim (other than Permitted Liens);

(v)          the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder;

(vi)          any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms) or any other claim resulting from or relating to collection activities with respect to such Receivable;

(vii)          any failure of such Originator (A) to perform any its duties or obligations in accordance with the provisions hereof and of each other Basic Document to which such Originator is a party and related to Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder or (B) to timely and fully comply with the Credit and Collection Policies and Procedures in regard to each such Receivable;

(viii)          any product liability, environmental or other suit or claim arising out of or in connection with any Receivable or other merchandise, goods or services which are the subject of or related to any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder;

(ix)          if (but only to the extent) otherwise permitted under the RLSA, the commingling by or on behalf of such Originator of Collections of Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder at any time with other funds;

(x)          any investigation, litigation or proceeding (actual or threatened) by or on behalf of or with respect to such Originator and related to this Agreement or any other Basic Document to which such Originator is a party or in respect of any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (or any Related Rights);

(xi)          any setoff by any Obligor (or any Affiliate thereof) with respect to any Receivable sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder;

(xii)          any claim brought by any Person other than an RPSA Indemnified Party arising from any activity by such Originator;

(xiii)          the failure by such Originator to pay when due any taxes, including sales, excise or personal property taxes; or

(xiv)          any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, in defending against all or any part of the foregoing, which are required to be paid by reason of the purchase or ownership of the Receivables sold or otherwise conveyed (or purported to be sold or otherwise conveyed) by such Originator hereunder (or any Related Rights);

provided that such indemnity shall not be available to any RPSA Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses: (x) are determined by a court of competent jurisdiction in a final judgment to have resulted from the gross negligence or willful misconduct of (i) such RPSA Indemnified Party, (ii) the Agent (but only in the case of any RPSA Indemnified Party claiming through the Agent), or (iii) any Lender (but only in the case of any RPSA Indemnified Party claiming through such Lender); or (y) constitute recourse with respect to a Receivable by reason of the bankruptcy or insolvency, lack of creditworthiness or other financial inability to pay of the related Obligor.

(b)          Notwithstanding anything to the contrary in this Agreement, solely for purposes of such Originator’s indemnification obligations in clauses (ii), (iii) and (vii) of subsection (a) above, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect (or similar concepts of materiality) shall be deemed to be not so qualified.

SECTION 10.2          Other Indemnification.

If for any reason the foregoing indemnification is unavailable to any RPSA Indemnified Party or insufficient to hold it harmless, then the Originators, jointly and severally, shall contribute to the amount paid or payable by such RPSA Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Originator and its Affiliates (excluding the Buyer) on the one hand and such RPSA Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of such Originator and its Affiliates (excluding the Buyer) and such RPSA Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

The reimbursement, indemnity and contribution obligations of such Originator under this Article shall be in addition to any liability which such Originator may otherwise have, shall extend upon the same terms and conditions to such RPSA Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Originator and the RPSA Indemnified Parties.

SECTION 10.3          Survival of Indemnification.

Any indemnification or contribution under this Article shall survive the termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

SECTION 11.1          Amendments, Etc.

(a)          The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer and each Originator; provided in all cases that the prior written consent of the Agent (as the Buyer’s assignee) shall have been obtained.

(b)          No failure or delay on the part of any party hereto, or of the Agent (as the Buyer’s assignee), in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on any party hereto, or of the Agent (as the Buyer’s assignee), in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any party hereto or by the Agent (as the Buyer’s assignee), shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)          This Agreement and the Basic Documents to which the Originators are party contain a final and complete integration of all prior expressions by the parties hereto and the Agent (as the Buyer’s assignee), with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto or thereto, and the Agent (as the Buyer’s assignee), with respect to the subject matter hereof or thereof, superseding all applicable prior oral or written understandings.

SECTION 11.2          Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV (or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto).  In the case of the Agent, notices and other communications provided for hereunder shall be given to the Agent in the manner provided under the RLSA.

All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 11.3          No Waiver; Cumulative Remedies.

The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, each Originator hereby authorizes the Buyer and the Agent (as the Buyer’s assignee), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Buyer arising in connection with the Basic Documents (including amounts payable pursuant to Article X) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing to or for the credit or the account of such Originator.

SECTION 11.4          Binding Effect; Assignability.

This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns.  No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer and the Agent (as the Buyer’s assignee).  The Buyer is assigning its rights under this Agreement to the Agent concurrently with the execution and delivery of this Agreement.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article VI and the indemnification and payment provisions of Article X and Section 11.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 11.5          Governing Law.

THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER, THE AGENT OR ANY LENDER IN THE RECEIVABLES AND THE RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 11.6          Costs, Expenses and Taxes.

In addition to the obligations of the Originators under Article X, each Originator, severally and for itself alone, agrees to pay on demand:

(a)          to the Buyer, all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement;

(b)          to the Buyer, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Buyer or the Agent (as the Buyer’s assignee) incurred in connection with the enforcement against such Originator of any of their respective rights or remedies under the provisions of this Agreement and the other Basic Documents; and

(c)          all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Basic Documents to be delivered hereunder, and agrees to indemnify each RPSA Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

SECTION 11.7          CONSENT TO JURISDICTION.

(a)          EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SECTION 11.7 SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF OTHER JURISDICTIONS.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)          EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV.  NOTHING IN THIS SECTION 11.7 SHALL AFFECT THE RIGHT OF THE BUYER (OR THE AGENT, AS THE BUYER’S ASSIGNEE) TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 11.8          WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER BASIC DOCUMENT.

SECTION 11.9          Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 11.10          Acknowledgment and Agreement.

By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the Agent (for the benefit of the Lenders) pursuant to the RLSA, and each Originator consents to such assignment.  Each of the parties hereto acknowledges and agrees that Agent (on its own behalf and on behalf of the Lenders) shall be a third party beneficiary of the rights of the Buyer arising hereunder and under any other Basic Documents to which any Originator is a party and, notwithstanding anything to the contrary contained herein or in any other Basic Document, during the occurrence and continuation of an Event of Default, the Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies to the fullest extent provided under the RLSA.

SECTION 11.11          No Proceeding.

Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any bankruptcy or insolvency proceeding for at least one year and one day following the date of the final payment to the Buyer under RLSA Section 6.07.  Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any RPSA Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to the RLSA, be used to make such payment.  Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied.  The agreements in this Section 11.11 shall survive any termination of this Agreement.

SECTION 11.12          Mutual Negotiations.

This Agreement and the other Basic Documents to which the Originators are a party are the product of mutual negotiations by the parties hereto or thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any such other Basic Document or any provision hereof or thereof or to have provided the same.  Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any such other Basic Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s relative involvement in the drafting thereof.

SECTION 11.13          Severability.

Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VOLT FUNDING II, LLC, as Buyer

By:	/s/ Kevin D. Hannon
Name:	Kevin D. Hannon
Title:	Treasurer

VOLT MANAGEMENT CORP., as an Originator

By:	/s/ Kevin D. Hannon
Name:	Kevin D. Hannon
Title:	VP & Treasurer

P/S PARTNER SOLUTIONS, LTD., as an Originator

By:	/s/ Kevin D. Hannon
Name:	Kevin D. Hannon
Title:	VP & Treasurer

VOLT INFORMATION SCIENCES, INC., as Servicer
Name:	/s/ Kevin D. Hannon
Title:	Kevin D. Hannon
By:	VP & Treasurer

[RPSA Signature Pages]

ACKNOWLEDGED & AGREED:

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
FRANKFURT AM MAIN, NEW YORK BRANCH,
as Agent

By:	/s/ Christian Haesslein
Name:	Christian Haesslein
Title:	Director

By:	/s/ Eva Geng
Name:	Eva Geng
Title:	Assistant Vice President

[RPSA Signature Pages]

Exhibit A

[FORM OF RPSA SUBORDINATED NOTE]

RPSA SUBORDINATED NOTE

New York, New York
[_____], 20[__]

FOR VALUE RECEIVED, the undersigned, Volt Funding II, LLC, a Delaware limited liability company (the “Buyer”), promises to pay to [______________], a [______________] (the “Originator”), on the terms and subject to the conditions set forth herein and in the RPSA referred to below, the aggregate unpaid amount advanced from time to time by the Originator to the Buyer to be used to pay all or part of the Purchase Price of Receivables purchased from time to time by the Buyer from the Originator pursuant to such RPSA, as such unpaid advances are shown in the records of the Servicer.

1.          RPSA.  This RPSA Subordinated Note is one of the RPSA Subordinated Notes described in, and is subject to the terms and conditions set forth in, that certain Receivables Purchase and Sale Agreement, dated as of January 25, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “RPSA”), among the Buyer, Volt Information Sciences, Inc., as Servicer, the Originator, and the other originators from time to time party thereto.  Reference is hereby made to the RPSA for a statement of certain other rights and obligations of the Buyer and the Originator.

2.          Definitions.  Capitalized terms used (but not defined) herein have the meanings assigned thereto in the RPSA (or, if applicable, the RLSA (as defined in the RPSA)).  In addition, as used herein, the following terms have the following meanings:

(a)          “Final Maturity Date” means the first Business Day immediately following the date that falls one year and one day after the date of the final payment to the Buyer under RLSA Section 6.07.

(b)          “Senior Interest Holders” means, collectively, Agent, the Lenders and the Indemnified Parties.

(c)          “Senior Interests” means, collectively, any and all principal, interest, fees, expense reimbursements and other amounts owed to any one or more Senior Interest Holders under the RLSA or any other Basic Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest accruing on any such amount after the commencement of any proceeding in respect of an Event of Bankruptcy, whether or not allowed as a claim in any such proceeding.

Exh. A-1

(d)          “Subordination Provisions” means, collectively, the subordination provisions set forth in paragraph 9 of this RPSA Subordinated Note.

3.          Interest.  Subject to the Subordination Provisions, the Buyer promises to pay interest on the aggregate unpaid amount advanced from time to time under this RPSA Subordinated Note, from (and including) the date of advance and to (but excluding) the date of payment or prepayment, at a rate per annum equal to the Prime Rate.

4.          Interest Payment Dates.  Subject to the Subordination Provisions, the Buyer shall pay accrued interest on this RPSA Subordinated Note: (x) on each Settlement Date; and (y) on each other day (if any) on which any payment of principal shall be made (on the amount of principal then being paid.

5.          Basis of Computation.  Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.

6.          Principal Payment Dates.  Subject to the Subordination Provisions, payments of the principal amount of this RPSA Subordinated Note shall be made as follows:

(a)          the principal amount of this RPSA Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to the RPSA; and

(b)          the entire outstanding principal amount of this RPSA Subordinated Note shall be paid on the Final Maturity Date.

(c)          the principal amount of (and accrued interest on this RPSA Subordinated Note) may be prepaid (in whole or in part) by the Buyer, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.

7.          Payment Mechanics.  All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article IV of the RPSA.

8.          Enforcement Expenses.  In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Buyer agrees to pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9.          Subordination Provisions.  The Buyer covenants and agrees, and the Originator and any other holder of this RPSA Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this RPSA Subordinated Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this RPSA Subordinated Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses (a)-(l) of this paragraph 9:

Exh. A-2

(a)          No payment or other distribution of the Buyer’s property of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this RPSA Subordinated Note except to the extent such payment or other distribution is (i) permitted under the RLSA or (ii) made pursuant to this RPSA Subordinated Note.

(b)          In the event of any Event of Bankruptcy relating to the Buyer, the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any further payment or distribution in respect of this RPSA Subordinated Note.  In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this RPSA Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Agent (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any proceedings applicable to such Event of Bankruptcy (“Bankruptcy Proceedings”), for the full outstanding amount of this RPSA Subordinated Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Agent (acting on behalf of the Lenders), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this RPSA Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash.

(c)          In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this RPSA Subordinated Note, other than as expressly permitted by the terms of this RPSA Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Agent (for the benefit of the Senior Interest Holders) forthwith.  The Holder will mark its books and records so as clearly to indicate that this RPSA Subordinated Note is subordinated in accordance with the terms hereof.  All payments and distributions received by the Agent in respect of this RPSA Subordinated Note, to the extent received in or converted into cash, may be applied by the Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this RPSA Subordinated Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Agent (in the order of application set forth in the RLSA) toward the payment of the Senior Interests; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests.

Exh. A-3

(d)          Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this RPSA Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then-existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash.  If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this RPSA Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under the RLSA.

(e)          These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder (on the one hand) and the Senior Interest Holders (on the other hand).  Nothing contained in these Subordination Provisions or elsewhere in this RPSA Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this RPSA Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders).

(f)          The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this RPSA Subordinated Note or any rights in respect hereof or (ii) convert this RPSA Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of the Agent.

(g)          The Holder shall not, without the advance written consent of the Agent, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash.

(h)          If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(i)          Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests;

Exh. A-4

(iv) amend, supplement, amend and restate, or otherwise modify any Basic Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(j)          The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor.

(k)          Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Basic Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor.

(l)          These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Agent may proceed to enforce such provisions on behalf of each of such Persons.

10.          General.  No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No amendment, modification or waiver of, or consent with respect to, any provision of this RPSA Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and (ii) all consents required for such actions under the Basic Documents shall have been received by the appropriate Persons.

11.          Maximum Interest.  Notwithstanding anything in this RPSA Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”).

Exh. A-5

If the effective rate of interest which would otherwise be payable under this RPSA Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this RPSA Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this RPSA Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this RPSA Subordinated Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer.  Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this RPSA Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith.  If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12.          No Negotiation.  This RPSA Subordinated Note is not negotiable.

13.          Governing Law.  THIS RPSA SUBORDINATED NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

14.          Captions.  Paragraph captions used in this RPSA Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this RPSA Subordinated Note.

[Remainder of Page Intentionally Left Blank]

Exh. A-6

IN WITNESS WHEREOF, the Buyer has caused this RPSA Subordinated Note to be executed as of the date first written above.

VOLT FUNDING II, LLC

By:
Name:
Title:

[Signature Page to RPSA Subordinated Note]